UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 1, 2011

Lazard Group LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-126751	51-0278097
(Commission File Number)	(IRS Employer Identification No.)

30 Rockefeller Plaza, New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  212-632-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Amended Retention Agreement with Matthieu Bucaille

In accordance with a plan previously disclosed in a current report on Form 8-K filed on March 23, 2010 (File No. 333-126751), Michael Castellano, Chief Financial Officer of Lazard Group LLC (the “Company”) and Lazard Ltd, retired from the Company and Lazard Ltd on March 31, 2011 and was succeeded by Matthieu Bucaille effective April 1, 2011.

In connection with his appointment, Mr. Bucaille, the Company and Lazard Ltd entered into a First Amendment to his Agreement Relating to Retention and Noncompetition and Other Covenants. The amended agreement supersedes Schedule I of Mr. Bucaille’s prior retention agreement entered into with the Company on October 4, 2004. In light of Mr. Bucaille’s additional responsibilities and increased importance to the Company and Lazard Ltd, Kenneth M. Jacobs, the Chairman and Chief Executive Officer of the Company and Lazard Ltd, determined that it was in the Company’s and Lazard Ltd’s interest to amend Mr. Bucaille’s existing retention agreement, and the Compensation Committee of Lazard Ltd’s Board of Directors (the “Lazard Ltd Compensation Committee”) agreed with Mr. Jacobs’s recommendation. Most of the changes conform his arrangements to those generally applicable to certain of the Company’s and Lazard Ltd’s other executive officers, while other amendments reflect circumstances unique to Mr. Bucaille, such as his relocation from Paris, France to New York City.

The amended retention agreement has a term ending March 23, 2013, which is the date that the retention agreements with Mr. Jacobs, Scott D. Hoffman, the General Counsel of the Company and Lazard Ltd, and Alexander F. Stern, the Chief Operating Officer of the Company and Lazard Ltd, are scheduled to expire, and provides for a minimum annual base salary ($750,000) that is the same as that of Messrs. Hoffman and Stern. In addition, Mr. Bucaille is entitled to an annual bonus to be determined under the applicable annual bonus plan of Lazard Ltd on the same basis as annual bonuses are determined for other executive officers of the Company and Lazard Ltd. Mr. Bucaille’s annual bonus is required to be paid in the same ratio of cash to equity awards as is applicable to other executives receiving bonuses at a level comparable to Mr. Bucaille, provided that he is employed by the Company and Lazard Ltd at the end of the applicable fiscal year. Further, to facilitate Mr. Bucaille’s relocation from Paris, France to New York City, the amended retention agreement provides that during the term of the agreement, provided that Mr. Bucaille is employed by the Company and Lazard Ltd, he will receive a housing allowance not to exceed $10,000 per month, reimbursement of school tuition for his children and reimbursement for any taxes imposed with respect to the housing allowance and tuition reimbursement.

The amended retention agreement provides for certain severance benefits in the event of a termination of employment prior to March 23, 2013 by the Company and Lazard Ltd other than for cause or by Mr. Bucaille for good reason (which we refer to below as a “qualifying termination”), which are consistent with those benefits set forth in the retention agreements with Messrs. Hoffman and Stern and are described in the Company’s annual report on Form 10-K, filed on February 28, 2011 (File No. 333-126751) (the “2011 Annual Report”). The level of severance benefits provided to Mr. Bucaille generally depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd. The amended retention agreement includes changes to the definition of “cause” and a definition of “good reason”, which are intended to be consistent with the definitions in the retention agreements with certain of the Company’s and Lazard Ltd’s other executive officers and which are described in the 2011 Annual Report.

The amended retention agreement does not materially modify Mr. Bucaille’s restrictive covenants relating to confidential information, noncompetition, nonsolicitation of clients, no hire of employees, nondisparagement and transfer of client relationships, which are substantially identical to the restrictive covenants in the retention agreements with the Company’s and Lazard Ltd’s other executive officers and which are described in the 2011 Annual Report.

Consistent with the existing agreements with certain of the Company’s and Lazard Ltd’s other executive officers, the amended retention agreement also includes a gross-up payment in connection with any excise tax imposed under Section 4999 of the Internal Revenue Code. As previously disclosed in Lazard Ltd’s Definitive Proxy Statement on Schedule 14A, filed on March 18, 2011 (File No. 001-32492), the Lazard Ltd Compensation Committee has determined that in recognition of evolving best practices, other than with respect to arrangements that were under consideration by the Lazard Ltd Compensation Committee on the date thereof, it does not intend to enter into any future arrangements that would provide for an excise tax gross-up.

The preceding summary of the amended retention agreement contained in this Item 5.02(e) is qualified in its entirety by reference to the amended retention agreement attached as Exhibit 10.2 as though it were fully set forth herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.                                The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit
Number                     Description of Exhibit

10.1	Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of October 4, 2004, by and between Lazard Group LLC and Matthieu Bucaille.

10.2	First Amendment, dated as of April 1, 2011, to the Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of October 4, 2004, with Matthieu Bucaille.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD GROUP LLC
(Registrant)

By:	/s/ Scott D. Hoffman
Name: Scott D. Hoffman
Title: Managing Director and General Counsel

Dated:  April 4, 2011

EXHIBIT INDEX

Exhibit
Number                     Description of Exhibit

10.1	Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of October 4, 2004, by and between Lazard Group LLC and Matthieu Bucaille.

10.2	First Amendment, dated as of April 1, 2011, to the Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of October 4, 2004, with Matthieu Bucaille.